Exhibit 10.1

CREDIT AGREEMENT
Dated as of November 25, 2009
among
DIODES INCORPORATED,
and
DIODES ZETEX LIMITED
as Borrowers,
and
BANK OF AMERICA, N.A.,
as Lender

i

9.09	Interest Rate Limitation	51
9.10	Counterparts; Integration; Effectiveness	51
9.11	Survival of Representations and Warranties	51
9.12	Severability	51
9.13	Governing Law; Jurisdiction; Etc.	51
9.14	Dispute Resolution Provision	52
9.15	USA PATRIOT Act	54
9.16	Judgment Currency	54
9.17	ENTIRE AGREEMENT	54

SIGNATURES		S-1

SCHEDULES
2.01	Commitments and Applicable Percentages
5.05	Supplement to Interim Financial Statements
5.06	Litigation
5.13	Subsidiaries
7.01	Existing Liens
7.03	Existing Indebtedness
9.02	Lender’s Office; Certain Addresses for Notices

EXHIBITS

Form of
A	Loan Notice
B	Committed Note
C	Uncommitted Note
D	Compliance Certificate

CREDIT AGREEMENT
     This CREDIT AGREEMENT (“Agreement”) is entered into as of November 25, 2009, among Diodes Incorporated, a Delaware corporation (“Company”), Diodes Zetex Limited, a United Kingdom corporation (together with Company, the “Borrowers” and, each a “Borrower”), and BANK OF AMERICA, N.A., (“Lender”).
     Company has requested that Lender provide a revolving credit facility, and Lender is willing to do so on the terms and conditions set forth herein.
     In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS
     1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
     “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
     “Agreement” means this Credit Agreement.
     “Alternative Currency” means each of Euro and Sterling.
     “Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by Lender, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.
     “Alternative Currency Sublimit” means an amount equal to $10,000,000. The Alternative Currency Sublimit is part of, and not in addition to, the Commitment.
     “Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by Lender, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
     “Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.
     “Audited Financial Statements” means the audited consolidated balance sheet of Company and its Subsidiaries for the fiscal year ended December 31, 2008, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Company and its Subsidiaries, including the notes thereto.

     “Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date and (b) the date of termination of the Commitment.
     “Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Lender as its “prime rate.” The “prime rate” is a rate set by Lender based upon various factors including Lender’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Lender shall take effect at the opening of business on the day specified in the public announcement of such change.
     “Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.
     “Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.
     “Borrower” and “Borrowers” each has the meaning specified in the introductory paragraph hereto.
     “Borrowing” means a Committed Borrowing or Uncommitted Borrowing, as the context may require.
     “Borrowing Base Certificate” means a certificate substantially in the form of Exhibit D.
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Lending Office with respect to Obligations denominated in Dollars is located and:
     (a) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;
     (b) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day;
     (c) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and
     (d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

     “Cash Collateralize” has the meaning specified in Section 2.03(f).
     “Cash Flow” means, for any period, with respect to any Person, (a) net income, (b) less income or plus loss from discontinued operations and extraordinary items, (c) plus depreciation, amortization and other non-cash charges, (d) plus interest expense on the Obligations, (e) plus lease or rent expense, (f) plus noncash portion of share-based compensation (g) minus any gain from extinguishing Indebtedness and (h) minus dividends, withdrawals, and other distributions.
     “Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit, debit or purchasing card, electronic funds transfer, electronic payables and other cash management arrangements.
     “Cash Management Bank” means Lender or an Affiliate of Lender (including FIA Card Services, N.A.) that has entered into a Cash Management Agreement with a Loan Party, in its capacity as a party to such Cash Management Agreement.
     “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
     “Change of Control” means an event or series of events by which:
     (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 25% or more of the equity securities of Company entitled to vote for members of the board of directors or equivalent governing body of Company on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);
     (b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Company cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

     (c) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Company, or control over the equity securities of Company entitled to vote for members of the board of directors or equivalent governing body of Company on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing 25% or more of the combined voting power of such securities.
     “Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived by Lender.
     “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, or any successor thereto, together with rules, regulations and authoritative interpretations promulgated thereunder.
     “Commitment” means the obligation of the Lender to make Committed Loans and L/C Credit Extensions hereunder in an aggregate principal amount at any one time not to exceed $10,000,000, as such amount may be adjusted from time to time in accordance with this Agreement.
     “Committed Borrowing” means a borrowing consisting of Committed Loans of the same Type and in the same currency.
     “Committed Loan” has the meaning specified in Section 2.01.
     “Committed Note” means a promissory note made by Borrowers in favor of Lender evidencing Loans made by Lender to Borrowers, substantially in the form of Exhibit B.
     “Company” has the meaning specified in the introductory paragraph hereto.
     “Compliance Certificate” means a certificate substantially in the form of Exhibit D.
     “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
     “Current Liabilities” means current liabilities in accordance with GAAP, excluding the No Net Cost Loan. Provided, however, that the No Net Cost Loan shall be included in Current Liabilities beginning with the quarter ending September 30, 2010, unless Company has exercised its put option with respect thereto prior to such date.
     “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement,

receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
     “Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) 4% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate otherwise applicable to such Loan plus 4% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to 4% per annum.
     “Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
     “Dollar” and “$” mean lawful money of the United States.
     “Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by Lender at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.
     “Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.
     “Eligible Assignee” has the meaning specified in Section 9.06.
     “EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.
     “EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.
     “Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Company, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

     “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended and in effect from time to time, or any successor thereto, together with rules, regulations and authoritative interpretations promulgated thereunder.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
     “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Company or any ERISA Affiliate.
     “Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.
     “Eurocurrency Rate” means, with respect to a Eurocurrency Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by Lender from time to time), as determined for each banking day at approximately 11:00 a.m., London time, two Business Days prior to the date in question, for deposits in the relevant currency (for delivery on the first day of such interest period) with a one (1) month term. If such rate is not available at such time for any reason, then the “Eurocurrency Rate” shall be the rate per annum reasonably determined Lender.
     “Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate. Eurocurrency Rate Loans may be denominated in Dollars or in an Alternative Currency. All Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans.
     “Event of Default” has the meaning specified in Section 8.01.
     “Excluded Subsidiaries” means, collectively, Diodes Westward Technology Limited, Diodes Telemetrix Securities Limited, Diodes Telemetrix Investments Limited, Telemetrix Share Scheme Trustees Limited, Diodes Knaves Beech Securities Limited, Diodes Torus Network Providers Limited,

Diodes Seal Semiconductors Limited, Diodes First Analog Solutions Limited, Diodes United Kingdom Limited, Diodes Germany GmbH, Diodes Holdings UK Limited and Diodes Zetex Investment Limited.
     “Excluded Taxes” means, with respect to Lender (a) taxes imposed on or measured by its overall net income (however denominated), gross receipts taxes imposed on it, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or in which the Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which such Borrower is located or (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to Lender.
     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Lender on such day on such transactions as determined by Lender.
     “Fixed Charge Coverage Ratio” means the ratio of (x) Cash Flow to (y) Fixed Charges. This ratio will be calculated as of the end of each fiscal quarter of Borrower, using the results of the twelve-month period ending on the last day of such fiscal quarter.
     “Fixed Charges” means, with respect to any Person, the sum of (a) the current portion of long term Indebtedness, (b) the current portion of capitalized lease obligations (excluding any current portion of the No Net Cost Loan), (c) interest expense on the Obligations and (d) lease expense.
     “Foreign Obligor” means a Loan Party that is a Foreign Subsidiary.
     “Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.
     “FRB” means the Board of Governors of the Federal Reserve System of the United States.
     “Fund” has the meaning specified in Section 9.07.
     “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
     “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

     “Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, or if less any limitation or cap on the amount of the Guarantee, in respect of which such Guarantee is made or, if not stated or determinable, the reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
     “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
     (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
     (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
     (c) net obligations of such Person under any Swap Contract;
     (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);
     (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; provided, that if such Person has not assumed or otherwise become liable for such indebtedness, the amount of such indebtedness deemed to be Indebtedness of such Person shall not exceed the fair market value of the property subject to such Lien at the time of determination;
     (f) capital leases and Synthetic Lease Obligations;

          (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and
          (h) all Guarantees of such Person in respect of any of the foregoing.
          For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.
          “Indemnified Taxes” means Taxes other than Excluded Taxes.
          “Indemnitees” has the meaning specified in Section 9.04(b).
          “Information” has the meaning specified in Section 9.07.
          “Interest Payment Date” means, the last Business Day of each calendar month and the Maturity Date.
          “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
          “IRS” means the United States Internal Revenue Service.
          “ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
          “Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by Lender and Company (or any Subsidiary) or in favor of Lender and relating to such Letter of Credit.
          “Landlord Subordination Agreements” means the Subordination, Attornment and Non-Disturbance Agreement dated as of March 7, 2006 by and between IXIS Real Estate Capital Inc. and Diodes FabTech, Inc.
          “Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
          “L/C Borrowing” means, an extension of credit resulting from a drawing order any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing. All L/C Borrowings shall be denominated in Dollars.
          “L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
          “L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
          “Lending Office” means the office or offices of Lender described as such on Schedule 9.02, or such other office or offices as Lender may from time to time notify Company.
          “Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit. Letters of Credit may be issued in Dollars or in an Alternative Currency.
          “Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by Lender.
          “Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).
          “Letter of Credit Fee” has the meaning specified in Section 2.03(i).
          “Letter of Credit Sublimit” means an amount equal to $1,500,000. The Letter of Credit Sublimit is part of, and not in addition to, the Commitment.
          “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
          “Loan” means an extension of credit by Lender to a Borrower under Article II in the form of a Committed Loan or an Uncommitted Loan.
          “Loan Documents” means this Agreement, the Notes, each Issuer Document, the Fee Letter, the Security Documents and the Subsidiary Guaranty.

          “Loan Notice” means a notice of (a) a Borrowing or (b) a conversion of Loans from one Type to the other, which, if in writing, shall be substantially in the form of Exhibit A.
          “Loan Parties” means, collectively, each Borrower and each Subsidiary Guarantor.
          “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of Company or Company and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.
          “Maturity Date” means November 24, 2010; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
          “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
          “No Net Cost Loan” means the UBS Bank USA loan to Company evidenced by that certain Credit Line Account Application and Agreement dated as of November 4, 2008, as amended, restated or supplemented from time to time which is secured by a portfolio of auction rate securities.
          “Notes” means the Committed Note and Uncommitted Note.
          “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document, any Swap Contract or otherwise (including any currency exchange exposure or any obligation to pay any Cash Management Bank under any Cash Management Agreement) with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
          “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
          “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

          “Outstanding Amount” means (i) with respect to Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loans occurring on such date; and (ii) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by Borrowers of Unreimbursed Amounts.
          “Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by Lender in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Lender in the applicable offshore interbank market for such currency to major banks in such interbank market.
          “Participant” has the meaning specified in Section 9.06(c).
          “Participating Member State” means each state so described in any EMU Legislation.
          “PBGC” means the Pension Benefit Guaranty Corporation.
          “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Company or any ERISA Affiliate or to which Company or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
          “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
          “Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by Company or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
          “Pledge Agreements” means those certain Pledge Agreements, each dated as of the Closing Date, by the Loan Parties for the benefit of Lender pursuant to which not more than 66% of the Equity Interest in the Foreign Subsidiaries (other than the Excluded Subsidiaries) has been pledged to secure the payment and performance of the Obligations.
          “Quick Assets” means short-term cash investments, net trade receivables, and marketable securities not classified as long-term investments. Auction rate securities investments shall be expressly excluded from Quick Assets. Provided, however, that auction rate securities shall be included in Quick Assets beginning with the quarter ending September 30, 2010.
          “Quick Ratio” means the ratio of (a) Quick Assets to (b) Current Liabilities.

          “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.
          “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
          “Request for Credit Extension” means (a) with respect to a Borrowing or conversion of Loans, a Loan Notice, and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.
          “Responsible Officer” means the chief executive officer, president or chief financial officer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
          “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to Company’s stockholders, partners or members (or the equivalent Person thereof).
          “Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.02, and (iii) such additional dates as Lender shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by Lender under any Letter of Credit denominated in an Alternative Currency, such additional dates as Lender shall require.
          “Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by Lender to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.
          “Security Agreements” means those certain Security Agreements, each dated as of Closing Date, executed by the Loan Parties and Lender.
          “Security Documents” means the Security Agreements and the Pledge Agreements, Landlord Subordination Agreements, and each other security agreement, instrument or document executed and delivered pursuant hereto to secure the Obligations, each in form and substance reasonably acceptable to Lender as the same may be amended, restated, supplemented or otherwise modified from time to time.
          “Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

          “Spot Rate” for a currency means the rate determined by Lender to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that Lender may obtain such spot rate from another financial institution designated by Lender if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.
          “Sterling” and “£” mean the lawful currency of the United Kingdom.
          “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Company.
          “Subsidiary Guarantors” means, collectively, Diodes FabTech, Inc., and Diodes Investment Company, and each other Person that becomes a Subsidiary Guarantor pursuant to Section 6.13.
          “Subsidiary Guaranty” means one or more Subsidiary Guaranties made by the Subsidiary Guarantors in favor of Lender.
          “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
          “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include Lender or any Affiliate of Lender).
          “Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
          “TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by Lender to be a suitable replacement) is open for the settlement of payments in Euro.
          “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
          “Threshold Amount” means $2,000,000.
          “Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.
          “Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.
          “Uncommitted Borrowing” means a borrowing of Uncommitted Loans of the same type and in the same currency.
          “Uncommitted Loan” has the meaning specified in Section 2.04.
          “Uncommitted Note” has the meaning specified in Section 2.04.
          “Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
          “United States” and “U.S.” mean the United States of America.
          “Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).
          1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
          (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan

Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
          (b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
          (c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
          1.03 Accounting Terms. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
          (b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Company or Lender shall so request, Lender and Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Company shall provide to Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
          1.04 Rounding. Any financial ratios required to be maintained by Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
          1.05 Exchange Rates; Currency Equivalents. (a) Lender shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by Lender.

          (b) Wherever in this Agreement in connection with a Borrowing, conversion, or prepayment of a Eurocurrency Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Eurocurrency Rate Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by Lender.
          1.06 Change of Currency. (a) Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency.
          (b) Each provision of this Agreement shall be subject to such reasonable changes of construction as Lender may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.
          (c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as Lender may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.
          1.07 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).
          1.08 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
ARTICLE II.
THE COMMITMENTS AND CREDIT EXTENSIONS
          2.01 Committed Loans. Subject to the terms and conditions set forth herein, Lender agrees to make loans (each such loan, a “Committed Loan”) to the Borrowers in Dollars or in one or more Alternative Currencies from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of the Commitment; provided, however, that after giving effect to any Committed Borrowing, (i) the Total Outstandings shall not exceed the Commitment, and (ii) the aggregate Outstanding Amount of all Committed Loans denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit. Within the limits of the Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Committed Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

2.02 Borrowings and Conversions of Committed Loans.
     (a) Each Committed Borrowing and each conversion of Committed Loans from one Type to the other shall be made upon a Borrower’s irrevocable notice to Lender. Each such notice must be received by Lender not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of or conversion to Eurocurrency Rate Loans denominated in Dollars or of any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Committed Loans, (ii) four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing of Eurocurrency Rate Loans denominated in Alternative Currencies, and (iii) on the requested date of any Borrowing of Base Rate Committed Loans. Each notice by a Borrower pursuant to this Section 2.02(a) must be evidenced by a written Loan Notice, appropriately completed and signed by a Responsible Officer of such Borrower. Each Borrowing of or conversion to Eurocurrency Rate Loans shall be in a principal amount of $250,000 or a whole multiple of $100,000 in excess thereof. Except as provided in Section 2.03(c), each Committed Borrowing of or conversion to Base Rate Committed Loans shall be in a principal amount of $100,000 or a whole multiple of $50,000 in excess thereof. Each Loan Notice shall specify (i) whether such Borrower is requesting a Committed Borrowing or a conversion of Committed Loans from one Type to the other, (ii) the requested date of the Borrowing or conversion, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed or converted, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, and (v) the currency of the Committed Loans to be borrowed. If a Borrower fails to specify a currency in a Loan Notice requesting a Borrowing, then the Committed Loans so requested shall be made in Dollars. If a Borrower fails to specify a Type of Committed Loan in a Loan Notice or if a Borrower fails to give a timely notice requesting a conversion, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans. No Committed Loan may be converted into a Committed Loan denominated in a different currency, but instead must be prepaid in the original currency of such Committed Loan and reborrowed in the other currency.
     (b) Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), Lender shall make all funds so received available to Company or the other applicable Borrower in like funds as received by Lender either by (i) crediting the account of such Borrower on the books of Lender with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) Lender by a Borrower; provided, however, that if, on the date the Loan Notice with respect to such Borrowing denominated in Dollars is given by a Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and, second, shall be made available to the applicable Borrower as provided above.
     (c) During the existence of a Default, no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans (whether in Dollars or any Alternative Currency) without the consent of Lender.
2.03 Letters of Credit.
     (a) The Letter of Credit Commitment.
     (i) Subject to the terms and conditions set forth herein, Lender agrees, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies for the account of Company or its Subsidiaries, and to amend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the Commitment, and (y) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by Company for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by Company that the L/C Credit Extension so requested complies with the conditions set forth in the provisos to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, Company’s ability to obtain Letters of Credit shall be fully revolving, and accordingly Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.
(ii) Lender shall not issue any Letter of Credit, if:
     (A) the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance, unless Lender has approved such expiry date; or
     (B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless Lender has approved such expiry date.
(iii) Lender shall not be under any obligation to issue any Letter of Credit if:
     (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain Lender from issuing such Letter of Credit, or any Law applicable to Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Lender shall prohibit, or request that Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which Lender in good faith deems material to it;
     (B) the issuance of such Letter of Credit would violate one or more policies of Lender applicable to letters of credit generally;
     (C) except as otherwise agreed by Lender, such Letter of Credit is in an initial stated amount less than $100,000, in the case of a commercial Letter of Credit, or $500,000, in the case of a standby Letter of Credit;
     (D) except as otherwise agreed by Lender, such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency; or
     (E) Lender does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency.

     (b) Procedures for Issuance and Amendment of Letters of Credit.
     (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of Company delivered to Lender in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of Company. Such Letter of Credit Application must be received by Lender not later than 11:00 a.m. at least two Business Days prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to Lender: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as Lender may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to Lender (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as Lender may require. Additionally, Company shall furnish to Lender such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as Lender may require.
     (ii) Upon Lender’s determination that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, Lender shall, on the requested date, issue a Letter of Credit for the account of Company (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with Lender’s usual and customary business practices.
     (c) Drawings and Reimbursements.
     (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, Lender shall notify Company thereof. In the case of a Letter of Credit denominated in an Alternative Currency, Company shall reimburse Lender in such Alternative Currency, unless (A) Lender (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, Company shall have notified Lender promptly following receipt of the notice of drawing that Company will reimburse Lender in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, Lender shall notify Company of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 11:00 a.m. on the date of any payment by Lender under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by Lender under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), Company shall reimburse Lender in an amount equal to the amount of such drawing and in the applicable currency. If Company fails to so reimburse Lender by such time (the amount of such unreimbursed drawing, the “Unreimbursed Amount”), Company shall be deemed to have requested a Committed Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Commitment and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice).
     (ii) With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, Company shall be deemed to have incurred from Lender an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.
     (d) Obligations Absolute. The obligation of Company to reimburse Lender for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
     (i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
     (ii) the existence of any claim, counterclaim, setoff, defense or other right that Company or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
     (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
     (iv) any payment by Lender under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;
     (v) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to Company or any Subsidiary or in the relevant currency markets generally; or
     (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Company or any Subsidiary.
     Company shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Company’s instructions or other irregularity, Company will immediately notify Lender. Company shall be conclusively deemed to have waived any such claim against Lender and its correspondents unless such notice is given as aforesaid.
     (e) Role of Lender. Company agrees that, in paying any drawing under a Letter of Credit, Lender shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude Company’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of Lender or any of its Related Parties shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(d); provided, however, that anything in such clauses to the contrary notwithstanding, Company may have a claim against Lender, and Lender may be liable to Company, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Company which Company proves were caused by Lender’s willful misconduct or gross negligence or Lender’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
     (f) Cash Collateral. (i) Upon the request of Lender, (A) if Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (B) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, Company shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations.
     (ii) In addition, if Lender notifies Company at any time that the Outstanding Amount of all L/C Obligations at such time exceeds 105% of the Letter of Credit Sublimit then in effect, then, within two Business Days after receipt of such notice, Company shall Cash Collateralize the L/C Obligations in an amount equal to the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit.
     (iii) Lender may, at any time and from time to time after the initial deposit of Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations.
     (iv) For purposes of this Section 2.03, Section 2.05 and Section 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to Lender as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to Lender). Derivatives of such term have corresponding meanings. Company hereby grants to Lender a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing, and, so long as no Event of Default has occurred and is continuing Lender shall release its security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing promptly after the L/C Obligations have been repaid. Cash Collateral shall be maintained in blocked, interest bearing deposit accounts at Lender.
     (g) Applicability of ISP and UCP. Unless otherwise expressly agreed by Lender and Company when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.
     (h) Letter of Credit Fees. Company shall pay to Lender, in Dollars, a Letter of Credit fee (the “Letter of Credit Fee”) equal to three percent (3%) times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. Notwithstanding anything to the contrary contained herein, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.
     (i) Fronting Fee and Documentary and Processing Charges Payable to Lender. Company shall pay to Lender, in Dollars, standard costs and charges of Lender relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
     (j) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
     (k) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, Company shall be obligated to reimburse Lender hereunder for any and all drawings under such Letter of Credit. Company hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of Company, and that Company’s business derives substantial benefits from the businesses of such Subsidiaries.
     2.04 Uncommitted Loans.
     (a) Subject to the terms and conditions set forth herein, Lender may, in its sole discretion, make loans in Dollars (each such loan, an “Uncommitted Loan”) to Company from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding $10,000,000, notwithstanding the fact that such Uncommitted Loans, when aggregated with the Outstanding Amount of Committed Loans and L/C Obligations, may exceed the amount of the Commitment. Each Uncommitted Loan hereunder shall be at the sole discretion of Lender. Each Uncommitted Loan shall have a maturity date and shall bear interest at the rate per annum quoted to Company by Lender and accepted by Company prior to the making of such Uncommitted Loan (which acceptance shall in any event be deemed to occur upon receipt by a Borrower of the proceeds of any Uncommitted Loan). Each Uncommitted Loan, and accrued and unpaid interest thereon, shall be due and payable, on the earlier of (a) the Maturity Date, or (b) a date set by Lender and accepted by Company prior to the making of such Uncommitted Loan. Uncommitted Loans shall be evidenced by a promissory note of Borrowers payable to the order of Lender in the original principal amount of $10,000,000, substantially in the form of Exhibit C (the “Uncommitted Note”).
     (b) Borrowing Procedures. Each Uncommitted Borrowing shall be made upon Company’s irrevocable notice to the Lender, which may be given by telephone or electronic mail. Each such notice must be received by the Lender not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic or electronic mail notice must be confirmed promptly by delivery to the Lender of a written Loan Notice, appropriately completed and signed by a Responsible Officer of Company.
     2.05 Prepayments. (a) Borrowers may prepay any Loan in full or in part at any time. Prior to such prepayment of any Loan, Company will give Lender irrevocable written notice of such Borrower’s intention to make the prepayment, specifying the date and amount of the prepayment. The notice must be received by Lender at least one (1) Business Day in advance of the prepayment. The prepayment will be applied to the most remote payment of principal due under this Agreement.
     (b) Each prepayment, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and the prepayment fee described below.
     (c) The prepayment fee shall be in an amount sufficient to compensate Lender for any loss, cost or expense incurred by it as a result of the prepayment, including any break funding costs, loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain the loan or from fees payable to terminate the deposits from which such funds were obtained. Borrowers shall also pay any customary administrative fees charged by Lender in connection with the foregoing. For purposes of this paragraph, Lender shall be deemed to have funded the Loans by a matching deposit or other borrowing in the applicable interbank market, whether or not the Loan was in fact so funded.
     2.06 Termination or Reduction of Commitment. Company may, upon notice to Lender, terminate the Commitment, or from time to time permanently reduce the Commitment; provided that (i) any such notice shall be received by Lender not later than 11:00 a.m. five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $1,000,000 in excess thereof, and (iii) Company shall not terminate or reduce the Commitment if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Commitment. All fees accrued until the effective date of any termination of the Commitment shall be paid on the effective date of such termination.
     2.07 Repayment of Loans. Each Borrower shall repay to Lender on the Maturity Date the aggregate principal amount of Loans made to such Borrower outstanding on such date.
     2.08 Interest. (a) Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Committed Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Eurocurrency Rate plus three percent (3%) per annum; (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus one half of one percent (0.50%) per annum; and (iii) each Uncommitted Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum determined by Lender.

     (b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (ii) If any amount (other than principal of any Loan) payable by any Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (iii) While any Event of Default exists, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
     (c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
     2.09 Direct Debit. Each Borrower agrees that on the last day of each calendar month, and on each other required payment date hereunder when principal, interest or fees hereunder are due including the Maturity Date, Lender may debit the amount of interest or fees due and owing hereunder from one of Borrowers’ deposit accounts with Lender as designated in writing by Company.
     2.10 Computation of Interest and Fees. All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
     2.11 Evidence of Debt. The Loans made shall be evidenced by one or more accounts or records maintained by Lender in the ordinary course of business. The accounts or records maintained by Lender shall be conclusive absent manifest error of the amount of the Loans made by Lender to Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations.
     2.12 Payments Generally. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrowers hereunder shall be made to Lender at the Lending

Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to Lender, at the Lending Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by Lender on the dates specified herein. Without limiting the generality of the foregoing, Lender may require that any payments due under this Agreement be made in the United States. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. All payments received by Lender (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by Lender in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY
     3.01 Taxes.
     (a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (i) Any and all payments by or on account of any obligation of the respective Borrowers hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require any Borrower or Lender to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by such Borrower or Lender, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.
     (ii) If any Borrower or Lender shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) Lender shall withhold or make such deductions as are determined by Lender to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) Lender shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by such Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) Lender receives an amount equal to the sum it would have received had no such withholding or deduction been made.
     (iii) If any Borrower or Lender shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Borrower or Lender, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Borrower or Lender, to the extent required by such Laws, shall timely pay the full amount so withheld or deducted by it to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by such Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) Lender receives an amount equal to the sum it would have received had no such withholding or deduction been made.
     (b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, each Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.
     (c) Tax Indemnifications. Without limiting the provisions of subsection (a) or (b) above, each Borrower shall, and does hereby, indemnify Lender, and shall make payment in respect thereof within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by such Borrower or Lender or paid by Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to a Borrower by Lender shall be conclusive absent manifest error.
     (d) Evidence of Payments. Upon request by a Borrower or Lender, as the case may be, after any payment of Taxes by such Borrower or by Lender to a Governmental Authority as provided in this Section 3.01, such Borrower shall deliver to Lender or Lender shall deliver to such Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to such Borrower or Lender, as the case may be.
     3.02 Illegality. If Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for Lender or its Lending Office to make, maintain or fund Eurocurrency Rate Loans (whether denominated in Dollars or an Alternative Currency), or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by Lender to Company, any obligation of Lender to make or continue Eurocurrency Rate Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in Dollars, to convert Base Rate Committed Loans to Eurocurrency Rate Committed Loans, shall be suspended until Lender notifies Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, upon demand from Lender, prepay or, if applicable and such Loans are denominated in Dollars, convert all such Eurocurrency Rate Loans of such Lender to Base Rate Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.
     3.03 Inability to Determine Rates. If Lender determines that for any reason in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that (a) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and interest period of such Eurocurrency Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested interest period with respect to a proposed Eurocurrency Rate Loan (whether denominated in Dollars or an Alternative Currency), or (c) the Eurocurrency Rate for any requested interest period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to Lender of funding such Eurocurrency Rate Loan, Lender will promptly so notify Company. Thereafter, the obligation of the Lender to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended until Lender revokes such notice. Upon receipt of such notice, Company may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.
     3.04 Increased Costs; Reserves on Eurocurrency Rate Loans.
(a) Increased Costs Generally. If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or Lender;
     (ii) subject Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurocurrency Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by Lender); or
     (iii) impose on Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by Lender or any Letter of Credit;
and the result of any of the foregoing shall be to increase the cost to Lender of making or maintaining any Eurocurrency Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to Lender of issuing or maintaining any Letter of Credit, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of Lender, Company will pay to Lender such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered.
     (b) Capital Requirements. If Lender determines that any Change in Law affecting Lender or its Lending Office or Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on Lender’s or the L/C Issuer’s capital or on the capital of Lender’s holding company, if any, as a consequence of this Agreement, the Commitment or the Loans made by such Lender, or the Letters of Credit issued by Lender, to a level below that which Lender or Lender’s holding company could have achieved but for such Change in Law (taking into consideration Lender’s policies and the policies of Lender’s holding company with respect to capital adequacy), then from time to time Company will pay to Lender such additional amount or amounts as will compensate Lender or Lender’s holding company for any such reduction suffered.
     (c) Certificates for Reimbursement. A certificate of Lender setting forth the amount or amounts necessary to compensate Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to Company shall be conclusive absent manifest error. Company shall pay Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

     (d) Delay in Requests. Failure or delay on the part of Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of Lender’s right to demand such compensation, provided that no Borrower shall be required to compensate Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that Lender notifies Company of the Change in Law giving rise to such increased costs or reductions and of Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
     (e) Additional Reserve Requirements. Company shall pay to Lender, (i) as long as Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by Lender (as determined by Lender in good faith, which determination shall be conclusive), and (ii) as long as Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitment or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by Lender (as determined by Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided Company shall have received at least ten (10) Business Days’ prior notice of such additional interest or costs from Lender. If Lender fails to give notice ten (10) Business Days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable 10 days from receipt of such notice.
     3.05 Compensation for Losses. Upon demand of Lender from time to time, Company shall promptly compensate Lender for and hold Lender harmless from any loss, cost or expense incurred by it as a result of:
     (a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the interest period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
     (b) any failure by any Borrower (for a reason other than the failure of Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by Company; or
     (c) any failure by any Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency;
including any loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. Company shall also pay any customary administrative fees charged by Lender in connection with the foregoing.
For purposes of calculating amounts payable by Company to Lender under this Section 3.05, Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such

Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.
     3.06 Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Commitment and repayment of all other Obligations hereunder.
ARTICLE IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
     4.01 Conditions of Initial Credit Extension. The obligation of Lender to make the initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:
     (a) Lender’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to Lender:
     (i) executed counterparts of this Agreement, the Security Documents and the Subsidiary Guaranty;
     (ii) Notes executed by the Borrowers in favor of Lender;
     (iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as Lender may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;
     (iv) such documents and certifications as Lender may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;
     (v) a favorable opinion of Borrower’s In House Counsel, counsel to the Loan Parties, addressed to Lender, as to such matters concerning the Loan Parties and the Loan Documents as Lender may reasonably request;
     (vi) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;
     (vii) a certificate signed by a Responsible Officer of Company certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since the date of the Audited Financial

Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;
     (viii) a duly completed Compliance Certificate as of the last day of the most recent fiscal quarter of Company for which financial statements have been filed with the United States Securities and Exchange Commission, signed by a Responsible Officer of Company;
     (ix) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect; and
     (x) such other assurances, certificates, documents, consents or opinions as Lender reasonably may require.
(b) Any fees required to be paid on or before the Closing Date shall have been paid.
     (c) Unless waived by the Lender, Company shall have paid all fees, charges and disbursements of counsel to Lender to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between Company and Lender).
     4.02 Conditions to all Credit Extensions. The obligation of Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Committed Loans to the other Type) is subject to the following conditions precedent:
     (a) The representations and warranties of (i) the Borrowers contained in Article V and (ii) each Loan Party contained in each other Loan Document or in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.
     (b) No Default shall exist, or would result from such proposed Credit Extension or the application of the proceeds thereof.
     (c) Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.
     (d) In the case of a Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion Lender would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.
     Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Committed Loans to the other Type) submitted by Company shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES
     Except as otherwise provided in Section 5.18, each Borrower represents and warrants to Lender that:
     5.01 Existence, Qualification and Power. Each Loan Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
     5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.
     5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.
     5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.
     5.05 Financial Statements; No Material Adverse Effect.
     (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Company and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

     (b) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
     5.06 Litigation. Except as set forth on Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Company after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Company or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.
     5.07 No Default. Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
     5.08 Ownership of Property; Liens. Each of Company and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of Company and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.
     5.09 Environmental Compliance. Company and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof Company has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     5.10 Insurance. The properties of Company and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Company or the applicable Subsidiary operates.
     5.11 Taxes. Company and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against Company or any Subsidiary that would, if made, have a Material Adverse Effect.
     5.12 ERISA Compliance.
     (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of Company, nothing has occurred which would prevent, or cause the loss of, such qualification. Company and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.
     (b) There are no pending or, to the best knowledge of Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
     (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.
     5.13 Subsidiaries. Company has no Subsidiaries other than those specifically disclosed in Schedule 5.13.
     5.14 Margin Regulations; Investment Company Act.
     (a) No Borrower is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.
     (b) None of Company, any Person Controlling Company, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
     5.15 Disclosure. Company has disclosed to Lender all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
     5.16 Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     5.17 Representations as to Foreign Obligors. Each of Company and each Foreign Obligor represents and warrants to Lender that:
     (a) Such Foreign Obligor is subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to such Foreign Obligor, the “Applicable Foreign Obligor Documents”), and the execution, delivery and performance by such Foreign Obligor of the Applicable Foreign Obligor Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Foreign Obligor nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Obligor is organized and existing in respect of its obligations under the Applicable Foreign Obligor Documents.
     (b) The Applicable Foreign Obligor Documents are in proper legal form under the Laws of the jurisdiction in which such Foreign Obligor is organized and existing for the enforcement thereof against such Foreign Obligor under the Laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents that the Applicable Foreign Obligor Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Obligor is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Obligor Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Foreign Obligor Document or any other document is sought to be enforced and (ii) any charge or tax as has been timely paid.
     (c) There is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which such Foreign Obligor is organized and existing either (i) on or by virtue of the execution or delivery of the Applicable Foreign Obligor Documents or (ii) on any payment to be made by such Foreign Obligor pursuant to the Applicable Foreign Obligor Documents, except as has been disclosed to Lender.
     (d) The execution, delivery and performance of the Applicable Foreign Obligor Documents executed by such Foreign Obligor are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Obligor is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).

ARTICLE VI.
AFFIRMATIVE COVENANTS
     So long as Lender has any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, Company shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary to:
     6.01 Financial Statements. Deliver to Lender, in form and detail satisfactory to Lender:
     (a) as soon as available, but in any event within 120 days after the end of each fiscal year of Company, a consolidated balance sheet of Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to Lender, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and
     (b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Company, a consolidated balance sheet of Company and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations for such fiscal quarter and for the portion of Company’s fiscal year then ended, and the related consolidated statements of changes in shareholders’ equity, and cash flows for the portion of Company’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of Company as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of Company and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.
     6.02 Certificates; Other Information. Deliver to Lender, in form and detail satisfactory to Lender:
     (a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of Company;
     (b) promptly after any request by Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of Company by independent accountants in connection with the accounts or books of Company or any applicable Subsidiary, or any audit of any of them;
     (c) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Company, and copies of all annual, regular, periodic and special reports and registration statements which Company may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to Lender pursuant hereto;

     (d) promptly, and in any event within fifteen Business Days after receipt thereof by any Loan Party or any applicable Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any applicable Subsidiary thereof; and
     (e) promptly, such additional information regarding the business, financial or corporate affairs of Company or any applicable Subsidiary, or compliance with the terms of the Loan Documents, as Lender may from time to time reasonably request.
     6.03 Notices. Promptly notify Lender:
     (a) of the occurrence of any Default;
     (b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary where the amount secured or the value of property at issue exceeds the Threshold Amount; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws where the amount in controversy or the potential liability exceeds the Threshold Amount;
     (c) of the occurrence of any ERISA Event; and
     (d) of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary.
     Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of Company setting forth details of the occurrence referred to therein and stating what action Company has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
     6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Company or such applicable Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.
     6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

     6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
     6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of Company, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.
     6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
     6.09 Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Company or such applicable Subsidiary, as the case may be.
     6.10 Inspection Rights. Permit representatives and independent contractors of Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to Company; provided, however, that when an Event of Default exists Lender (or any of its respective representatives or independent contractors) may do any of the foregoing at the expense of Company at any time during normal business hours and without advance notice.
     6.11 Use of Proceeds. Use the proceeds of the Credit Extensions for general corporate purposes, to finance temporary cash shortages and to minimize taxes associated with moving cash between countries, in each case not in contravention of any Law or of any Loan Document.
     6.12 Approvals and Authorizations. Maintain all authorizations, consents, approvals and licenses from, exemptions of, and filings and registrations with, each Governmental Authority of the jurisdiction in which each Foreign Obligor is organized and existing, and all approvals and consents of each other Person in such jurisdiction, in each case that are required in connection with the Loan Documents.
     6.13 Additional Subsidiary Guarantors; Equity Interests.
     (a) Notify Lender at the time that any Person becomes a Domestic Subsidiary, and promptly thereafter (and in any event within 30 days), cause such Person to (i) become a Subsidiary Guarantor by executing and delivering to Lender a counterpart of the Subsidiary Guaranty or such other document as Lender shall deem appropriate for such purpose, and (ii) deliver to Lender documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (i)), all in form, content and scope reasonably satisfactory to Lender.
     (b) Notify Lender at the time that the value of assets of any Excluded Subsidiary organized under the laws of a jurisdiction in Europe exceeds $500,000, and promptly thereafter (and in any event within 30 days) cause 65% of the Equity Interests in such Excluded Subsidiary to be pledged to Lender to secure the Obligations, pursuant to one or more pledge agreements in form and substance reasonably acceptable to Lender.
     6.14 Lender as Principal Depository; Treasury Management. On or before January 31, 2010, maintain Lender as its principal depository bank, including for the maintenance of business, operating and administrative deposit accounts. On or before February 28, 2010, use Lender for substantially all treasury management operations in the United States and Europe.
     6.15 Zetex, Inc. On or before July 1, 2010, cause Zetex, Inc. to execute the Subsidiary Guaranty as a Subsidiary Guarantor if Zetex, Inc. has not been dissolved prior to such date. However, if Zetex, Inc. has not been dissolved prior to July 1, 2010, then Zetex, Inc. may request that Lender agree to extend the date to grant additional time to accomplish the dissolution. Any decision to extend such date will be made in the sole discretion of Lender.
ARTICLE VII.
NEGATIVE COVENANTS
     So long as Lender has any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, Company shall not, nor shall it permit any Subsidiary to, directly or indirectly:
     7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:
     (a) Liens pursuant to any Loan Document;
     (b) Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.03(b), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);
     (c) Liens for taxes not yet due or not yet delinquent which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
     (d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;
     (e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

     (f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
     (g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
     (h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h); and
     (i) Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition.
     7.02 Investments. Make any Investments, except:
     (a) Investments held or made by Company or such Subsidiary, so long as such investments are consistent with Company’s coprorate investment policy dated as of October 29, 2008, as reviewed and approved by Lender;
     (b) advances to officers, directors and employees of Company and Subsidiaries in an aggregate amount not to exceed $500,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;
     (c) Investments of Company in any wholly-owned Subsidiary and Investments of any wholly-owned Subsidiary in Company or in another wholly-owned Subsidiary;
     (d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss; and
     (e) Guarantees permitted by Section 7.03.
     7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:
     (a) Indebtedness under the Loan Documents;
     (b) Indebtedness outstanding on the date hereof and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;
     (c) Guarantees of Company or any Subsidiary in respect of Indebtedness otherwise permitted under Sections 7.03(b), (d) or (e) of Company or any wholly-owned Subsidiary;

     (d) obligations (contingent or otherwise) of Company or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party; and
     (e) Indebtedness in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed the Threshold Amount.
     (f) Indebtedness among Borrowers and Subsidiaries;
     (g) trade payables; and
     (h) Indebtedness of Subsidiaries organized under the laws of a jurisdiction in Asia in an aggregate amount not to exceed $20,000,000.
     7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:
     (a) any Subsidiary may merge with (i) Company, provided that Company shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any wholly-owned Subsidiary is merging with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person;
     (b) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to Company or to another Subsidiary; provided that if the transferor in such a transaction is a wholly-owned Subsidiary, then the transferee must either be Company or a wholly-owned Subsidiary; and
     (c) So long as both before and after giving effect to any acquisition Company is in compliance with the financial covenants set forth in Section 7.11, Company or any Subsidiary may make acquisitions having a value in an aggregate amount not to exceed $35,000,000 in any fiscal year of Company.
     7.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:
     (a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;
     (b) Dispositions of inventory in the ordinary course of business;
     (c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;
     (d) Dispositions of property by any Subsidiary to Company or to a wholly-owned Subsidiary; provided that if the transferor of such property is a Subsidiary Guarantor, the transferee thereof must either be Company or a Subsidiary Guarantor;
     (e) Dispositions permitted by Section 7.04; and
     (f) So long as no Event of Default has occurred and is continuing, Dispositions of assets that Company determines, in its reasonable business judgement, will benefit Company and will not result in a Material Adverse Effect.
     7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:
     (a) each Subsidiary may make Restricted Payments to Company, the Subsidiary Guarantors and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;
     (b) Company and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;
     (c) Company and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;
     (d) Company may declare and make dividend payments of a net type not described in 7.07(a), (b) or (c) in an aggregate amount not to exceed $1,500,000 in any fiscal year; and
     (e) In exchange for outstanding convertible bonds or other convertible debt instruments, Company and each Subsidiary may issue Equity Interests to the holders of such convertible bonds or other convertible debt instruments or, so long as no Event of Default has ocurred and is continuing or would result therefrom and the Company remains in compliance with the covenant set forth in Section 7.11(b) after giving effect thereto, Company and each Subsidiary may use cash to purchase its outstanding convertible bonds or other convertible debt instruments.
     7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by Company and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.
     7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of Company, whether or not in the ordinary course of business, other than transactions with Affiliates that Company determines, in its reasonable business judgement, will benefit Company and will not result in a Material Adverse Effect.

     7.09 Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability (i) of any Subsidiary Guarantor, or any Excluded Subsidiary pursuant to Section 6.13, to Guarantee the Indebtedness of Company or (ii) of Company or any Subsidiary Guarantor, or any Excluded Subsidiary pursuant to Section 6.13, to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (ii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(e) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness.
     7.10 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
     7.11 Financial Covenants.
     (a) Fixed Charge Coverage Ratio. Company shall maintain on a consolidated basis a Fixed Charge Coverage Ratio of not less than 2.00 to 1.0. This ratio will be calculated as of the end of each fiscal quarter of Company, using the results of the twelve-month period ending on the last day of such fiscal quarter.
     (b) Quick Ratio. Company shall maintain on a consolidated basis a Quick Ratio of not less than 1.50 to 1.0.
ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES
     8.01 Events of Default. Any of the following shall constitute an Event of Default:
     (a) Non-Payment. Any Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, and in the currency required hereunder, any amount of principal of any Loan or any L/C Obligation, or (ii) within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or
     (b) Specific Covenants. Company fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05, 6.10, 6.11 or 6.13 or Article VII (other than Section 7.04 as it relates to proposed acquisitions by Company or any Subsidiary, which shall be covered by Section 8.01(c) below); or
     (c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or
     (d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Company or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made; or
     (e) Cross-Default. (i) Company or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; in each case in more than the Threshold Amount; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which Company or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which Company or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by Company or such applicable Subsidiary as a result thereof is greater than the Threshold Amount; or
     (f) Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or
     (g) Inability to Pay Debts; Attachment. (i) Company or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or
     (h) Judgments. There is entered against Company or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
     (i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an

aggregate amount in excess of the Threshold Amount, or (ii) Company or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or
     (j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or
     (k) Change of Control. There occurs any Change of Control.
     8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, Lender may take any or all of the following actions:
     (a) declare the Commitment to be terminated, whereupon such Commitment shall be terminated;
     (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;
     (c) require that Company Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and
     (d) exercise all rights and remedies available to it under the Loan Documents;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, the obligation of Lender to make Loans or L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of Company to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of Lender.
     8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by Lender in the following order:
     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Lender and amounts payable under Article III) payable to Lender in its capacity as such;
     Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to Lender (including fees, charges and disbursements of counsel to Lender and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

     Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations in proportion to the respective amounts described in this clause Third payable to them;
     Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings in proportion to the respective amounts described in this clause Fourth held by them;
     Fifth, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and
     Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Company or as otherwise required by Law.
Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
ARTICLE IX.
MISCELLANEOUS
     9.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Company or any other Loan Party therefrom, shall be effective unless in writing signed by Lender and Company or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
     9.02 Notices; Effectiveness; Electronic Communication.
     (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 9.02.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).
     (b) Change of Address, Etc. Each of the Borrowers and Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.
     9.03 No Waiver; Cumulative Remedies; Enforcement. No failure by Lender to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     9.04 Expenses; Indemnity; Damage Waiver.
     (a) Costs and Expenses. Company shall pay (i) all reasonable out-of-pocket expenses incurred by Lender and its Affiliates (including the reasonable fees, charges and disbursements of counsel for Lender), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by Lender (including the fees, charges and disbursements of any counsel for Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
     (b) Indemnification by Company. Company shall indemnify Lender, and each Related Party (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Company or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by Company or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Company or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

     (c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Borrower shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
     (d) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
     (e) Survival. The agreements in this Section shall survive the termination of the Commitment and the repayment, satisfaction or discharge of all the other Obligations.
     9.05 Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to Lender, or Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.
     9.06 Successors and Assigns.
     (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Lender and Lender may not assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (c) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (c) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Commitment, the Loans and L/C Obligations at the time owing to it) pursuant to documentation acceptable to Lender and the assignee, it being understood and agreed that with respect to any Letters of Credit outstanding at the time of any such assignment, Lender may sell to the assignee a ratable participation in such Letters of Credit. From and after the effective date specified in such documentation, such Eligible Assignee shall be a party to this Agreement and, to the extent of the interest assigned by Lender, have the rights and obligations of Lender under this Agreement, and Lender shall, to the extent of the interest so assigned, be released from its obligations under this Agreement (and, in the case of an assignment of all of the Lender’s rights and obligations under this Agreement, shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 9.04 and 9.05 with respect to facts and circumstances occurring prior to the effective date of such assignment, and shall continue to have all of the rights provided hereunder to Lender in its capacity as issuer of any Letters of Credit outstanding at the time of such assignment). Upon request, Borrowers (at its expense) shall execute and deliver new or replacement Notes to Lender and the assignee, and shall execute and deliver any other documents reasonably necessary or appropriate to give effect to such assignment and to provide for the administration of this Agreement after giving effect thereto.
     (c) Lender may at any time, without the consent of, or notice to, Borrowers, sell participations to any Person (other than a natural person or Borrowers or any of Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the outstanding Letters of Credit and/or the Loans and/or the reimbursement obligations in respect of Letters of Credit); provided that (i) Lender’s obligations under this Agreement shall remain unchanged, (ii) Lender shall remain solely responsible to the Borrower for the performance of such obligations and (iii) Borrowers shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which Lender sells such a participation shall provide that Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification that would (i) postpone any date upon which any payment of money is scheduled to be made to such Participant or (ii) reduce the principal, interest, fees or other amounts payable to such Participant (provided, however, that Lender may, without the consent of the Participant, waive the right to be paid interest at the Default Rate). Subject to subsection (d) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.
     (d) A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrowers’ prior written consent. A Participant that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code shall not be entitled to the benefits of Section 3.01 unless Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrowers, to provide to Lender such tax forms prescribed by the IRS as are necessary or desirable to establish an exemption from, or reduction of, U.S. withholding tax.
     (e) Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under the Note, if any) to secure obligations of Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release Lender from any of its obligations hereunder or substitute any such pledgee or assignee for Lender as a party hereto.
     (f) As used herein, the following terms have the following meanings:

     “Eligible Assignee” means (a) an Affiliate of Lender; (b) an Approved Fund; and (c) any other Person (other than a natural person) approved by Company (such approval not to be unreasonably withheld or delayed); provided that no such approval shall be required if an Event of Default has occurred and is continuing.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     “Approved Fund” means any Fund that is administered or managed by (a) Lender or (b) an Affiliate of Lender.
     9.07 Treatment of Certain Information; Confidentiality. Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Borrower and its obligations, (g) with the consent of Company or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Lender or any of its respective Affiliates on a nonconfidential basis from a source other than Company.
     For purposes of this Section, “Information” means all information received from Company or any Subsidiary relating to Company or any Subsidiary or any of their respective businesses, other than any such information that is available to Lender on a nonconfidential basis prior to disclosure by Company or any Subsidiary, provided that, in the case of information received from Company or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     Lender acknowledges that (a) the Information may include material non-public information concerning Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.
     9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Lender or any Affiliate to or for the credit or the account of any Borrower against any and all of the obligations of such Borrower now or hereafter existing under this Agreement or any other Loan

Document to Lender, irrespective of whether or not Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower may be contingent or unmatured or are owed to a branch or office of Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that Lender or its Affiliates may have. Lender agrees to notify Company promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
     9.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Company. In determining whether the interest contracted for, charged, or received by Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
     9.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by Lender and when Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.
     9.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by Lender, regardless of any investigation made by Lender or on its behalf and notwithstanding that Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
     9.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     9.13 Governing Law; Jurisdiction; Etc.
     (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF TEXAS.

     (b) SUBMISSION TO JURISDICTION. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS SITTING IN DALLAS COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE TEXAS, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH TEXAS STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
     (c) WAIVER OF VENUE. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
     (d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
     9.14 Dispute Resolution Provision.
     (a) This Dispute Resolution Provision concerns the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this agreement (including any renewals, extensions or modifications); or (ii) any document related to this agreement (collectively a “Claim”). For the purposes of this Dispute Resolution Provision only, the term “parties” shall include any parent corporation, subsidiary or Affiliate of Lender involved in the servicing, management or administration of any obligation described or evidenced by this agreement.
     (b) At the request of any party to this agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the “Act”). The Act will apply even though this agreement provides that it is governed by the law of a specified state.

          (c) Arbitration proceedings will be determined in accordance with the Act, the then-current Commercial Finance Rules of the American Arbitration Association or any successor thereof (“AAA”), and the terms of this Dispute Resolution Provision. In the event of any inconsistency, the terms of this Dispute Resolution Provision shall control. If AAA is unwilling or unable to (i) serve as the provider of arbitration or (ii) enforce any provision of this arbitration clause, Lender may designate another arbitration organization with similar procedures to serve as the provider of arbitration within ten (10) days of a demand for arbitration provided that Lender promptly reimburses Borrowers for any fees paid to AAA that are not reimbursed to Borrowers.
          (d) The arbitration shall be administered by AAA and conducted, unless otherwise required by law, in Dallas, Texas. All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and have judgment entered and enforced.
          (e) The arbitrator(s) will give effect to statutes of limitation in determining any Claim and may dismiss the arbitration on the basis that the Claim is barred. For purposes of the application of any statutes of limitation, the service on AAA under applicable AAA rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s), except as set forth at subparagraph (h) of this Dispute Resolution Provision. The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this agreement.
          (f) This paragraph does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.
          (g) The filing of a court action is not intended to constitute a waiver of the right of any party, including the using party, thereafter to require submittal of the Claim to arbitration.
          (h) Any arbitration or trial by a judge of any Claim will take place on an individual basis without resort to any form of class or representative action (the “Class Action Waiver”). Regardless of anything else in this Dispute Resolution Provision, the validity and effect of the Class Action Waiver may be determined only by a court and not by an arbitrator. The parties to this Agreement acknowledge that the Class Action Waiver is material and essential to the arbitration of any disputes between the parties and is nonseverable from the agreement to arbitrate Claims. If the Class Action Waiver is limited, voided or found unenforceable, then the parties’ agreement to arbitrate shall be null and void with respect to such proceeding, subject to the right to appeal the limitation or invalidation of the Class Action Waiver. The Parties acknowledge and agree that under no circumstances will a class action be arbitrated.
          (i) By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim. Furthermore, without intending in any way to limit this agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim. This waiver of jury trial shall remain in effect even if the Class Action Waiver is limited, voided or found unenforceable. WHETHER THE CLAIM IS DECIDED BY ARBITRATION OR BY TRIAL BY A JUDGE, THE PARTIES AGREE AND UNDERSTAND THAT THE EFFECT OF THIS AGREEMENT IS THAT THEY ARE GIVING UP THE RIGHT TO TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW.
          9.15 USA PATRIOT Act. Lender hereby notifies Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrowers, which information includes the name and address of each Borrower and other information that will allow Lender to identify such Borrower in accordance with the Act. Each Borrower shall, promptly following a request by Lender, provide all documentation and other information that Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
          9.16 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures Lender could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by Lender of any sum adjudged to be so due in the Judgment Currency, Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to Lender from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Lender against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to Lender in such currency, Lender agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).
          9.17 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
[Remainder of Page Intentionally Blank]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

DIODES INCORPORATED
By:
Name:
Title:

DIODES ZETEX LIMITED
By:
Name:
Title:

S-1

BANK OF AMERICA, N.A.
By:
Charles E. Dale
Senior Vice President

S-2

SCHEDULE 5.13
SUBSIDIARIES
Americas

Diodes FabTech Inc.	(Delaware, United States corporation)
Diodes Investment Company	(Delaware, United States corporation)
Zetex Inc.	(New York, United States corporation)
Diodes Chinatex Limited	(British Virgin Island corporation)
Diodes Zetex Asia Pacific Ventures Limited	(British Virgin Island corporation)
Diodes Zetex Asia Pacific Limited	(British Virgin Island corporation)
Asia

Diodes Hong Kong Holding Company Limited	(Hong Kong corporation)
Diodes Taiwan Inc.	(Taiwan corporation)
Diodes Hong Kong Limited	(Hong Kong corporation)
Anachip Corp. (will be closed by early 2010)	(Taiwan corporation)
Shanghai Kai Hong Electronic Co., Ltd.	(China corporation/Joint Venture)
Shanghai Kai Hong Technology Co., Ltd.	(China corporation/Joint Venture)
Diodes Korea Inc.	(South Korea corporation)
Diodes Zetex Procurement AP Limited	(Hong Kong corporation)
Zetex Chengdu Electronics Limited	(China corporation/Joint Venture)
Diodes Zetex Asia Limited	(Hong Kong corporation)
Diodes Zetex HK Limited	(Hong Kong corporation)
Europe

Diodes International B.V.	(Netherlands corporation)
Diodes Holdings UK Limited	(United Kingdom corporation)
Diodes United Kingdom Limited	(United Kingdom corporation)
Diodes Germany GmbH	(Germany corporation)
Diodes France SARL	(France corporation)
Diodes Zetex Limited	(United Kingdom corporation)
Diodes Zetex Semiconductors Limited	(United Kingdom corporation)
Diodes Westward Technology Limited	(United Kingdom corporation)
Diodes Telemetrix Securities Limited	(United Kingdom corporation)
Diodes Telemetrix Investments Limited	(United Kingdom corporation)
Diodes Knaves Beech Securities Limited	(United Kingdom corporation)
Diodes Torus Network Produces Limited	(United Kingdom corporation)
Diodes Zetex Investment Limited	(United Kingdom corporation)
Diodes Seal Semiconductors Limited	(United Kingdom corporation)
Diodes Fast Analog Solutions Limited	(United Kingdom corporation)
Diodes Zetex UK Limited	(United Kingdom corporation)
Diodes Zetex GmbH	(Germany corporation)
Diodes Zetex Neuhaus GmbH	(Germany corporation)
Telemetrix Share Scheme Trustees Limited	(United Kingdom corporation)
Schedule 5.13 — Page 1

SCHEDULE 7.01
EXISTING LIENS
Liens on the following buildings securing the loans to Diodes-Taiwan:
7F, No. 50, Min-Quan Road, Hsin-Tien City, Taipei, Taiwan
5F, No. 52, Min-Quan Road, Hsin-Tien City, Taipei, Taiwan
Schedule 7.01 — Page 1

SCHEDULE 7.03
EXISTING INDEBTEDNESS

Entity	Credit instrument	USD limit (approx)	USD balance (approx)
Diodes-Corporate
	2.25 Convertible Senior Notes	$139,000,000	$139,000,000
	UBS “no net cost” loan	$311,000,000	$311,000,000
Diodes-Taiwan
	Taiwan Cooperative Bank	$4,663,000	$933,000
	Hwa Nan Bank	$1,554,000	$622,000
	Mega Bank	$4,476,000	$622,000
	Chang Hwa Bank	$1,865,000	$0
	Shanghai Bank	$2,487,000	$932,000
	Mega Bank — Import L/C	$187,000	$0
	Mega Bank — Building loan	$4,911,000	$3,912,000
Diodes-Hong Kong
	Shanghai Commercial Bank	$933,000	$0
Diodes-China
	Construction Bank #1	$6,000,000	$0
	Construction Bank #2	$8,000,000	$0
	Agricultural Bank #1	$10,000,000	$0
	Agricultural Bank #2	$6,000,000	$0
Zetex-U.K.
	Barclays	$4,000,000	$0

Schedule 7.03 — Page 1

SCHEDULE 9.02
LENDER’S OFFICE;
CERTAIN ADDRESSES FOR NOTICES
BORROWERS:
c/o Diodes Incorporated
15660 North Dallas Parkway, Suite 850
Dallas, Texas 75248
Attention: Larry P. Katz
Telephone: 972-385-2810
Telecopier: 805-381-3823
Electronic Mail: larry_katz@diodes.com
Website Address: www.diodes.com
LENDER:
Lender’s Office
Bank of America, N.A.
901 Main Street, 10th Floor
Dallas, Texas 75202
Attention: Charles E. Dale
Telephone: 214.209.3557
Telecopier: 214.290.9563
Electronic Mail: charles.dale@bankofamerica.com

1

EXHIBIT A
FORM OF LOAN NOTICE
Date:                             ,
To:      Bank of America, N.A., (“Lender”)
Ladies and Gentlemen:
     Reference is made to that certain Credit Agreement, dated as of November 25, 2009 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Diodes Incorporated, a Delaware corporation (“Company”), Diodes Zetex Limited, a United Kingdom corporation (together with Company, the “Borrowers” and each a “Borrower”), and Lender.
     Company hereby requests, on behalf of Borrower referenced in item 5 below (the “Applicable Borrower”) (select one):
☐ A Borrowing of Committed Loans       ☐ A Borrowing of Uncommitted Loans       ☐ A conversion of Loans
1.	On (a Business Day).

2.	In the amount of .

3.	Comprised of . [Type of Loan requested]

4.	In the following currency:

5.	On behalf of [insert name of applicable Borrower].
     The Borrowing, if any, requested herein complies with the provisos to the first sentence of Section 2.01 of the Agreement.

DIODES INCORPORATED
By:
Name:
Title:
Form of Loan Notice

A-1

EXHIBIT B
FORM OF COMMITTED NOTE
$10,000,000
     FOR VALUE RECEIVED, the undersigned (“Borrowers”) hereby jointly and severally promise to pay to Bank of America, N.A. (“Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by Lender to Borrowers under that certain Credit Agreement, dated as of November 25, 2009 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Diodes Incorporated, Diodes Zetex Limited and Lender.
     Borrowers jointly and severally promise to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to Lender in the currency in which such Committed Loan was denominated and in Same Day Funds at the Lending Office for such currency. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
     This Committed Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by Lender shall be evidenced by one or more loan accounts or records maintained by Lender in the ordinary course of business. Lender may also attach schedules to this Note and endorse thereon the date, amount, currency and maturity of its Loans and payments with respect thereto.
     Each Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Committed Note.
Form of Committed Note

     THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

DIODES INCORPORATED
By:
Name:
Title:

DIODES ZETEX LIMITED
By:
Name:
Title:
Form of Committed Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Amount of
		Currency	Principal	Outstanding
		and	or Interest	Principal
	Type of	Amount of	Paid This	Balance This	Notation
Date	Loan Made	Loan Made	Date	Date	Made By

Form of Committed Note

EXHIBIT C
FORM OF UNCOMMITTED NOTE
$10,000,000
     FOR VALUE RECEIVED, the undersigned (“Borrowers”) hereby jointly and severally promise to pay to Bank of America, N.A. (“Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Uncommitted Loan from time to time made by Lender to Borrowers under that certain Credit Agreement, dated as of November 25, 2009 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Diodes Incorporated, Diodes Zetex Limited and Lender.
     Each Uncommitted Loan evidenced shall be at the sole discretion of Lender. Borrowers jointly and severally promise to pay interest on the unpaid principal amount of each Uncommitted Loan from the date of such Uncommitted Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to Lender in the currency in which such Uncommitted Loan was denominated and in Same Day Funds at the Lending Office for such currency. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
     The date, amount, interest rate, and maturity date of each Uncommitted Loan, and each payment of principal and interest thereon, shall be recorded by Lender on its books, which recordations shall, in the absence of manifest error, be conclusive as to such matters; provided that the failure of Lender to make any such recordation or any error therein shall not limit or otherwise affect the obligations of Borrowers hereunder.
     This Uncommitted Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by Lender shall be evidenced by one or more loan accounts or records maintained by Lender in the ordinary course of business. Lender may also attach schedules to this Note and endorse thereon the date, amount, currency and maturity of its Loans and payments with respect thereto.
     Each Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Uncommitted Note.
Form of Uncommitted Note

C-1

     THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

DIODES INCORPORATED
By:
Name:
Title:

DIODES ZETEX LIMITED
By:
Name:
Title:
Form of Uncommitted Note

C-2

EXHIBIT D
FORM OF COMPLIANCE CERTIFICATE
Financial Statement Date:                                        ,
To:  Bank of America, N.A.
Ladies and Gentlemen:
     Reference is made to that certain Credit Agreement, dated as of November 25, 2009 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Diodes Incorporated, a Delaware corporation (“Company”), Diodes Zetex Limited, a United Kingdom corporation, and Lender.
     The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                                                                                            of Company, and that, as such, he/she is authorized to execute and deliver this Certificate to Lender on the behalf of Company, and that:
[Use following paragraph 1 for fiscal year-end financial statements]
     1. Company has delivered the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of Company ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.
[Use following paragraph 1 for fiscal quarter-end financial statements]
     1. Company has delivered the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of Company ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of Company and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.
     2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of Company during the accounting period covered by such financial statements.
     3. A review of the activities of Company during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period Company performed and observed all its Obligations under the Loan Documents, and
[select one:]
     [to the best knowledge of the undersigned, during such fiscal period Company performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]
—or—
Form of Compliance Certificate

D-1

     [to the best knowledge of the undersigned, during such fiscal period the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]
     4. A review of the representations and warranties of Borrowers and each Loan Party contained in the Loan Documents has been made under the supervision of the undersigned, and
[select one:]
     [the representations and warranties of (i) the Borrowers contained in Article V of the Agreement and (ii) each Loan Party contained in each other Loan Document or in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.]
—or—
     [the representations and warranties of (i) the Borrowers contained in Article V of the Agreement and (ii) each Loan Party contained in each other Loan Document or in any document furnished at any time under or in connection with the Loan Documents, are untrue and incorrect on and as of the date hereof as a result of:]
     5. The financial covenant analyses and information set forth on Schedules 1 and 2 attached hereto are true and accurate on and as of the date of this Certificate.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                                                             ,                                         .

DIODES INCORPORATED
By:
Name:
Title:

Form of Compliance Certificate

D-2

For the Quarter/Year ended                                         (“Statement Date”)
SCHEDULE 1
to the Compliance Certificate
($ in 000’s)

I.	Section 7.11(a) — Fixed Charge Coverage Ratio.

1.	Cash Flow:
	(a) net income	$
	(b) [- income] [or + loss] from discontinued operations and extraordinary items	($ )
	(c) interest expense on Obligations	$
	(d) depreciation	$
	(e) amortization	$
	(f) other non-cash charges	$
	(g) lease or rent expense	$
	(h) non-cash portion of share based compensation	$
	(i) gain from extinguishing Indebtedness	($ )
	(j) dividends, withdrawals and distributions	($ )
	(k) EBITDAR = 1(a) + 1(b) + 1(c) + 1(d) + 1(e) +1(f) + 1(g) +1(h)-(1)(i)-(1)(j)	$

2.	Fixed Charges:
	(a) interest expense on Obligations	$
	(b) lease and rent expense	$
	(c) current portion of long term Indebtedness	$
	(d) current portion of capitalized lease obligations	$
	(e) Fixed Charges = 2(a) + 2(b) + 2(c) + 2(d)	$

Fixed Charge Coverage Ratio = (1(k) + 2(e)		to 1.0

Required ratio is:		2.00 to 1.0

II.	Section 7.11(b) — Quick Ratio.

1.	Quick Assets:	$

2.	Current Liabilities (in accordance with GAAP Plus No Net Cost Loan)	$

Quick Ratio = Line 1 + Line 2		$

3.	Required Quick Ratio	no less than 1.50 to 1.00
Form of Complaince Certificate

D-3